Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYEE’S EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of April 23, 2007, by and between CIBER, Inc., a Delaware corporation (together with its affiliates, the “Company”) and Marcia M. Kim (“Employee”).

Agreement

THE PARTIES AGREE AS FOLLOWS:

1.                                       Duties.  Employee agrees to be employed by and to serve the Company as its Senior Vice President/Federal Government Practice President, and the Company agrees to employ and retain Employee in such capacity, subject to the terms of Employee’s Agreement. Employee shall devote all of Employee’s business time, energy and skill to the affairs of the Company, subject to the direction of executive officers of the Company and as further identified on Annex A hereto.  Employee shall have powers and duties commensurate with Employee’s position in the Company.  Employee shall comply with the general management policies of the Company as announced from time to time and made available to Employee in writing.  Employee’s principal place of business with respect to Employee’s services to the Company shall be within twenty-five (25) miles of the central business district of McLean, VA.  Employee shall be required at various times to travel as part of Employee’s duties.

2.                                       Term of Employment.

2.1                                 Basic Term.  The initial term of employment of Employee by the Company shall be from the date of Employee’s Agreement through the current calendar year, unless terminated earlier pursuant to Employee’s Agreement.  Employee’s Agreement shall renew automatically on an annual basis thereafter, subject to the termination provisions hereof on the same terms contained herein unless the Company or Employee provides written notice of its or Employee’s intention not to renew.

3.                                       Salary, Benefits and Bonus Compensation.

3.1                                 Base Salary.  Commencing on the date of Employee’s Agreement, the Company agrees to pay to Employee a “Base Salary” at the annualized rate as described on Annex A, payable in twenty-six (26) equal biweekly installments in accordance with the Company’s regular payroll practice.

3.2                                 Bonuses.  Employee will be eligible to receive a bonus as determined in accordance with Annex A attached hereto for each fiscal year of the Company completed during the term of Employee’s employment.  The estimated award will be adjusted with a final reconciliation in the first month of the following fiscal year.

3.3                                 Additional Benefits.  For purposes of determining the benefits or benefit levels to which Employee is entitled, Employee shall receive credit for Employee’s length of employment with the Company. During the term of Employee’s employment, Employee shall be entitled to the following fringe benefits:

3.3.1                        Employee Benefits.  Employee shall be eligible to participate in such of the Company’s benefit and compensation plans as may be generally available to Employees of the Company.  All such benefit plans may be amended or discontinued in the sole discretion of the Company.

3.3.2                        Business Expenses.  The Company shall reimburse Employee for all reasonable and necessary expenses incurred in carrying out Employee’s duties under Employee’s Agreement, including travel and entertainment expenses, in accordance with the Company’s policies in effect from time to time.  Employee shall present promptly to the Company an itemized account of such expenses in such form as may be required by the Company.

3.3.3                        Vacation.  Employee shall be entitled to vacation time pursuant to the Company’s policy during which time Employee’s compensation shall be paid in full.  In addition, Employee shall be entitled to paid holidays and personal days off in accordance with the Company’s policies in effect from time to time.

4.                                       Termination of Employment.

4.1                                 Termination for Cause.  Termination for Cause (as defined below) of Employee’s employment may be effected by the Company at any time without liability except as specifically set forth in Employee’s Subsection. The termination shall be effected by written notification to Employee and shall be effective as of the time set forth in such notice.  At the effective time of a Termination for Cause, Employee immediately shall be paid all accrued Base Salary and any reasonable and necessary business expenses incurred by Employee in connection with Employee’s duties hereunder, all to the effective time of termination.  In addition, Employee shall be entitled to benefits under any benefit plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans.

4.2                                 Termination Other Than for Cause. The Company may effect a Termination Other Than for Cause (as defined below) of Employee’s employment at any time upon giving written notice to Employee of such termination and without liability except as specifically set forth in Employee’s Subsection.  The termination shall be effective as of the time set forth in such notice.  At the effective time of any Termination Other Than for Cause, Employee shall immediately be paid all accrued Base Salary and any reasonable and necessary business expenses incurred by Employee in connection with Employee’s duties hereunder, all to the effective time of termination.  Employee shall also be entitled to any unpaid bonus compensation.  Unpaid bonus compensation for the purposes of Employee’s Section 4.2 shall be pro rated based on the number of full calendar months of Employee’s employment during the fiscal year in which termination occurs. Employee shall also be entitled to benefits under any benefit plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans.

4.2.1                        If Employee’s employment is terminated at the will of the Company under Subsection 4.2, Employee shall receive severance compensation. For purposes of determining the severance compensation in Employee’s Subsection, the credit for Employee’s employment with the Company shall not apply.  The Company shall pay any severance compensation in accordance with the Company’s regular payroll practice. There will be no severance compensation in the event of a Termination for Cause.

4.2.1.1                           If termination by the Company occurs within the initial twelve (12) months, the severance compensation will equal to eight (8) weeks of the then applicable Base Salary.

4.2.1.2                           If termination by the Company occurs between the thirteenth (13) month and sixty (60) month, the severance compensation will equal to twelve (12) weeks of the then applicable Base Salary plus one-fourth of the aggregate fully earned bonus compensation for the most recent three months to the date of termination.

4.2.1.3                           Beginning the sixty-first (61) month, the severance compensation will equal to twenty-six (26) weeks of the then applicable Base Salary plus one-half of the aggregate fully earned bonus compensation for the most recent six months to the date of termination.

4.3                                 Termination by Reason of Disability.  If Employee, in the reasonable judgment of the Executive Officers of the Company, has failed to perform Employee’s duties under Employee’s Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than six (6) months, then the question of whether Employee’s illness or incapacity is reasonably likely to continue shall be submitted to the Company or, if disability insurance is maintained by Employee, Employee’s disability insurance carrier for determination.  In the event the Company or such insurance carrier determines that Employee is subject to such an illness or incapacity, the Company shall have the right to terminate Employee’s employment (“Termination for Disability”) by written notification to Employee and payment to Employee of all accrued Base Salary, unpaid bonus compensation (prorated as provided in Section 4.2) and any reasonable and necessary business expenses incurred by Employee in connection with Employee’s duties hereunder, all to the date of termination.  Employee shall also be entitled to benefits under any benefit plans in which Employee is a participant, including disability benefits, if any, to the full extent of Employee’s rights under such plans.

4.4                                 Death.  In the event of Employee’s death during the term of employment, Employee’s employment shall be deemed to have terminated as of the last day of the month during which Employee’s death occurs, and the Company shall pay promptly to Employee’s estate all accrued Base Salary, unpaid bonus compensation (prorated as provided in Section 4.2) and any reasonable and necessary business expenses incurred by Employee in connection with Employee’s duties hereunder.  Employee’s estate shall also be entitled to benefits under any benefit plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans.

4.5                                 Voluntary Termination.  In the event of a Voluntary Termination (as defined below) by Employee, the Company shall immediately pay all accrued Base Salary and any reasonable and necessary business expenses incurred by Employee in connection with Employee’s duties hereunder, all to the date of termination.

5.                                       Protection of the Company’s Business.  For purposes of determining the geographic areas to protect the Company’s business in the Subsection 5.1 and Subsection 5.2 below, such protection shall be limited to locations within the United States (as Federal is a “National” Practice).

5.1                                 No Competition and No Solicitation of Clients.  Employee shall not, during the term of Employee’s employment and for twelve (12) months following the termination of Employee’s employment but not less than eighteen (18) months from the date hereof (unless the Company grants Employee written authorization):  (a) call upon, cause to be called upon, solicit or assist in the solicitation of, any current client, former client or potential client of the Company for the purpose of selling, renting or supplying any product or service competitive with the products or services of the Company; (b) provide any product or services to any current client, former client or potential client of the Company which is competitive with the products or services of the Company; or (c) request, recommend, or advise any client or potential client to cease or curtail doing business with the Company.  Any individual, governmental authority, corporation, partnership or other entity to whom the Company has provided services or products or has made one or more sales calls during the twenty-four (24) month period preceding the date of termination of Employee’s employment, shall be deemed a client or potential client.

5.2                                 No Hire of Other Employees or Independent Contractors. Employee shall not, during the term of Employee’s employment and for twelve (12) months following the termination of Employee’s employment but not less than eighteen (18) months from the date hereof (unless the Company grants Employee written authorization): (a) except on behalf of the Company, employ, engage or seek to employ or engage any individual or entity, on behalf of Employee or any entity (including a client of the Company), who was employed or engaged by the Company during the six (6) month period preceding Employee’s termination or who is currently employed or engaged by the Company; (b) solicit, recommend or advise any Employee of the Company or independent contractor to terminate their employment or engagement with the Company for any reason; (c) except on behalf of the Company, solicit recruiting prospects and/or candidates whose files are actively maintained or have been maintained during the last six (6) months prior to Employee’s termination by the Company; or (d) enter into a business arrangement with any other person or firm who is or has been an Employee or independent contractor of the Company within the twelve (12) month period preceding Employee’s termination.

6.                                       Confidentiality.

6.1                                 Confidential Information and Materials.  All of the Confidential Information and Materials, as defined herein, are and shall continue to be the exclusive confidential property and trade secrets of the Company. Confidential Information and Materials have been or will be disclosed to Employee solely by virtue of Employee’s employment with the Company and solely for the purpose of assisting Employee in performing Employee’s duties for the Company. “Confidential Information and Materials” refers to all information belonging to or used by the Company or the Company’s clients relating to internal operations, procedures and policies, finances, income, profits, business strategies, pricing, billing information, compensation and other personnel information, client contacts, sales lists, Employee lists, technology, software source codes, programs, costs, marketing plans, developmental plans, computer programs, computer systems, inventions, developments, personnel manuals, computer program manuals, programs and system designs, and trade secrets of every kind and character, whether or not they constitute a trade secret under applicable law, including such of the foregoing developed by Employee whether developed by Employee during or after business hours.  Employee acknowledges and agrees all Confidential Information and Materials shall, to the extent possible, be considered works made for hire for the Company under applicable copyright law.  To the extent any Confidential Information and Materials are not deemed to be a work made for hire, Employee hereby assigns to the Company any rights Employee may have or may acquire in such Confidential Information and Materials as they are created, throughout the world, in perpetuity.  Further, Employee hereby waives any and all moral rights Employee may have in such Confidential Information and Materials.  Notwithstanding the foregoing, the Company acknowledges that it shall have no right to inventions or other material for which no equipment, supplies, facilities or Confidential Information and Material of the Company is used and which are developed entirely on Employee’s own time and (i) do not relate directly to the business of the Company, or (ii) do not result from any work performed by Employee hereunder or from Employee’s work at the Company.

6.2                                 Non-disclosure and Non-use.  Employee may use Confidential Information and Material while an Employee of the Company and in the course of that employment to the extent reasonably deemed necessary by the Company for the performance of Employee’s responsibilities.  Such permission expires upon termination of Employee’s employment with the Company or on notice from the Company.  Employee shall not, either during or after Employee’s employment with the Company, disclose any Confidential Information or Materials to any person, firm, corporation, association or other entity for any reason or purpose unless expressly permitted by the Company in writing or unless required by law.  Employee shall not use, in any manner other than to further the Company’s business, any Confidential Information or Materials of the Company.  Upon termination of Employee’s employment, Employee shall immediately return all Confidential Information or Materials or other property of the Company or its clients or potential clients in Employee’s possession or control.

7.                                       Definitions.

7.1                                 Definitions.  For purposes of Employee’s Agreement, the following terms shall have the following meanings:

7.1.1                        “Termination for Cause” shall mean termination by the Company of Employee’s employment by the Company by reason of Employee’s conviction of any felony crime, Employee’s dishonesty towards, fraud upon or injury or attempted injury to the Company or its clients, Employee’s breach of Employee’s Agreement, or any reason that constitutes “cause” under applicable law.

7.1.2                        “Termination Other Than for Cause” shall mean termination by the Company of Employee’s employment by the Company other than a Termination for Cause, Termination for Disability, or for any or no reason.

7.1.3                        “Voluntary Termination” shall mean termination by Employee of Employee’s employment with the Company, but shall not include constructive termination by the Company by reason of material breach of Employee’s Agreement by the Company.

8.                                       Remedies.

8.1                                 Liquidated Damages.

8.1.1                        If Employee violates Subsection 5.1, Employee shall pay to the Company as liquidated damages, the greater of Company’s gross billings to the client to which products or services are supplied in violation of Subsection 5.1 during the year immediately prior to the first improper solicitation or $25,000, to compensate the Company for its lost revenue, client development expenses and other damages.

8.1.2                        If Employee violates Subsection 5.2, Employee shall pay to the Company as liquidated damages, in compensation for its recruitment and training costs, lost  revenues and other damages the greater of $25,000 ($100,000 if an officer of the Company) or the actual identifiable damages of the Company for each Employee or independent contractor hired or engaged in violation of Subsection 5.2.

8.1.3                        Employee and the Company have carefully considered the issue of liquidated damages and after negotiation agree that they are a reasonable compromise after attempting to estimate what the actual damages would be and assessing the risk of collection.

8.1.4                        Employee authorizes the Company to disclose the terms of Sections 5, 6 and 8 of Employee’s Agreement to any subsequent employer or client of Employee.

8.2                                 Equitable Remedies.  The service rendered by Employee to the Company and the information disclosed to Employee during Employee’s employment are of a unique and special character, and any breach of Sections 5 or 6 hereof will cause the Company irreparable injury and damage which will be extremely difficult to quantify.  Although the parties have agreed on liquidated damages for some of the potential breaches by Employee, they agree that because of the risk of collection and intangibles which are impossible to measure, the Company will be entitled to, in addition to all other remedies available to it, injunctive relief to prevent a breach and to secure the enforcement of all provisions of Sections 5 and 6.  Employee represents Employee’s experience and knowledge will enable Employee to earn an adequate living in a noncompetitive business and that the injunctive relief will not prevent Employee from providing for Employee and Employee’s family.

8.3                                 Costs.  If litigation is brought to enforce or interpret any provision contained herein, the court shall award reasonable attorneys’ fees and disbursements to the prevailing party as determined by the court.

8.4                                 Severability.  THE PARTIES HAVE CAREFULLY CONSIDERED ALL OF SECTIONS 5, 6 AND 8 AND AGREE THAT THEY REPRESENT A PROPER BALANCING OF THEIR INTERESTS.  It is the express intent of the parties hereto that the obligations of, and restrictions on, the parties as provided in Sections 5 and 6 shall be enforced and given effect to the fullest extent legally permissible.  If, in any judicial proceeding, a court shall refuse to enforce one or more of the covenants or agreements contained in Employee’s Agreement because the duration thereof is too long, the scope thereof is too broad or some other reason, for the purpose of such proceeding, the court may reduce such duration or scope to the extent necessary to permit the enforcement of such obligations and restrictions.

9.                                       Miscellaneous.

9.1                                 Payment Obligations.  The Company’s obligation to pay Employee the compensation provided herein is subject to the condition precedent that Employee performs Employee’s obligations.

9.2                                 Waiver.  The waiver of the breach of any provision of Employee’s Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

9.3                                 Entire Agreement; Modifications.  Employee’s Agreement represents the entire understanding between the parties with respect to the subject matter hereof, and Employee’s Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Employee from the Company.  All modifications to Employee’s Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

9.4                                 Notices.  All notices and other communications under Employee’s Agreement shall be in writing and shall be given by hand delivery, or first-class mail, certified or registered with return receipt requested, or by commercial overnight courier or by fax and shall be deemed to have been duly given upon hand delivery, receipt if mailed, the first business day following delivery to a commercial overnight courier or upon receipt of a fax, addressed as follows:

If to the Company:

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, Colorado 80111

Attention:  Mac Slingerlend

Phone:  (303) 220-0100

Fax:  (303) 267-3899

If to Employee:

Marcia M. Kim

8920 Saunders Lane

Bethesda, Maryland  20817

Any party may change such party’s address for notices by notice given pursuant to Employee’s Section 9.4.

9.5                                 Headings.  The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of Employee’s Agreement.

9.6                                 Governing Law; Consent to Jurisdiction.  Employee’s Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without application of its conflict of laws rules.

9.7                                 Severability.  Should a court or other body of competent jurisdiction determine that any provision of Employee’s Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of the Agreement shall be deemed valid and enforceable to the extent possible.

9.8                                 Binding Effect; Assignment. Employee’s Agreement shall be binding upon and inure to the benefit of the parties herein and their respective executors, administrators, heirs, successors and assigns. The provisions of Employee’s Agreement relating to the duties and obligations of the Company are transferable, assignable and delegable by the Company. Those provisions relating to the duties and obligations of the Employee are not transferable, assignable or delegable.

9.9                                 Counterparts.  Employee’s Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

9.10                           Withholdings.  All compensation and benefits to Employee hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.  The Company may withhold amounts due it from Employee from amounts due under Employee’s Agreement to Employee.

IN WITNESS WHEREOF, the parties hereto have executed Employee’s Agreement as of the date first above written.

EMPLOYEE	CIBER, Inc., a Delaware corporation

/s/ Marcia M. Kim	By:	/s/ Mac Slingerlend
Marcia M. Kim		Mac Slingerlend, President/CEO

ANNEX A

To the Employment Agreement of Marcia M. Kim

Dated April 23, 2007

(Effective April 23, 2007)

The following terms are annexed to Ms. Kim’s employment agreement:  Base salary of $216,000 for the period from April 23, 2007 to December 31, 2007; bonus target – balance of 2007 - $125,000 based upon achievement of quantitative levels of revenue and EBITA, plus qualitative factors; stock options (separately filed); a New Deal bonus component; Change of Control provisions – first six months - $150,000, seventh to eighteenth month - one time base + bonus; thereafter 1.5 times base + bonus as defined.